Exhibit 99.2

CORPORATE PARTICIPANTS

Dante Parrini

Glatfelter – President and Chief Operating Officer

John Jacunski

Glatfelter — CFO

CONFERENCE CALL PARTICIPANTS

Phil Kenny

Nomura — Analyst

Mark Wilde

Deutsche Bank — Analyst

James Armstrong

Credit Suiise — Analyst

PRESENTATION

Operator

Good morning my name is Crystal and I will be your conference operator today. At this time I would like to welcome everyone to the Glatfelter 2010 fourth quarter earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions) Thank you. Mr. John Jacunski, you may begin your conference.

John Jacunski - Glatfelter — CFO

Thank you, Crystal. Good morning and welcome to Glatfelter’s fourth quarter earnings conference call. I’m John Jacunski, the Company’s CFO. Before we give our presentation I need to make a few remarks. We will use the term adjusted earnings, as well as other non-GAAP financial measures during our call this morning. A reconciliation of these financial measures to our GAAP based results is included in today’s earnings release and the investors slides.

We will also make forward-looking statements today that are subject to risks and uncertainties. I refer you to our 2009 Form 10-K filed with SEC and available on our website for factors that could cause our actual results to differ materially from these forward-looking statements. These statements speak as of today and we undertake no obligation to update them. And finally, we have made available a slide presentation to accompany our comments on this morning’s call. You may access the slides on our website or through this morning’s webcast provider.

I now will turn the call over to Dante Parrini, Glatfelter’s President and Chief Executive Officer.

Dante Parrini - Glatfelter — President

Thank you, John. Good morning and thanks to all for joining us to discuss Glatfelter’s 2010 fourth quarter and full-year results. The fourth quarter was a solid quarter for us, with adjusted earnings of $0.31 per diluted share, compared to $0.33 per share in 2009. There were several significant items that affected each quarter, as we have outlined on slide two, and which we will speak to during today’s call. Revenue was strong again in the fourth quarter, with a 25% increase, including 9% organic growth.

Our Composite Fibers business continued to experience strong demand across all of its market segments, and in each of the targeted regions of the world. We continue to lead our markets in quality and innovation, which helped us drive revenue growth and increase operating profit in the fourth quarter by 14%. Our Specialty Papers business grew shipments and revenue, and again outperformed the broader uncoated free sheet market. This translated into solid operating profit this quarter.

The only disappointment was related to our advanced airlaid material business where weak demand resulted in a 10% decline in shipments from the third quarter, which impacted profitability. However we are seeing a good rebound in shipments in early 2011, and we are making progress with this business, which we will speak about in more detail this morning.

Again, during the fourth quarter, we generated strong free cash flow of $31 million. Moving now to slide three, you will see our full-year results. For 2010, we generated adjusted earnings of $0.88 per share, compared to $0.64 per share in 2009. Excluding the impact of pension expense, the improvement in earnings per share is more impressive.

Our 2010 fourth quarter results are the culmination of a successful year for Glatfelter, led by the strength of our Composite Fibers business unit. For the full year, shipments for Composite Fibers were up 13%, and operating margins expanded by 220 basis points, resulting in a 50% improvement in operating income.

This represented a break-out year for Composite Fibers, where we demonstrated the power that market-leading positions, innovations and continuous improvement can bring to the results of a business. Specialty Papers operating income increased for the sixth consecutive year, even as the uncoated free sheet markets declined over the same period.

We continue to be successful with our new business and new product development initiatives, and our unrelenting attention to continuous improvement has generated operating efficiencies and cost reductions that have translated into significant and consistent improvements in operating income.

During 2010, advanced airlaid materials results were negatively impacted by rapidly rising input costs and currency fluctuations. Also we didn’t exactly help ourselves with inconsistent operating performance, particular at our Canadian facility. However shipments for this business increased 18% in 2010 from 2009, far outpacing market growth rates. We believe we have opportunities to continue this strong growth.

Operations at our German facility continue to improve as we move through 2010. And I’m pleased to report the new line, which started up in late 2009, is meeting quality and productivity expectations. I remain confident in the longer-term prospects for this business despite the difficulties experienced to date.

Our Management team is focusing on new business development to increase volume, instituting our continuous improvement methodologies to improve operational efficiencies and aggressively reviewing the cost structure to eliminate waste. We’ve faced similar challenges in previous acquisitions, and in each case we responded with decisiveness actions necessary to address the issues. This situation is no different.

From a cash flow perspective 2010 was another strong year in which we generated $132 million of free cash flow. As noted on slide four, you can see that substantial progress has been made over the last few years to improve both consistency and level of our free cash flow, and we expect this to continue in 2011 and beyond. We have been disciplined with use of our cash and we have affectively managed our working capital.

The strength of our balance sheet is fundamental to executing smart growth strategies and we improved our financial position during 2010. Additionally, we finished the year with $96 million in cash, and significant available capacity under our revolving credit facility. Let me stop here and turn the call over the John who will provide more in-depth comments on the fourth quarter and the full-year results. John?

John Jacunski - Glatfelter — CFO

Thank you, Dante. I will start with slide five, which shows a bridge of our adjusted earnings per share from the four quarter 2009 to the fourth quarter of 2010. During the fourth quarter we earned $14.6 million, or $0.31 per share, on an adjusted earnings basis; after excluding gains related to timberland sales and acquisition integration costs. There were a few items that had a significant impact on the comparison to the fourth quarter of last year.

Operating income for Specialty Papers declined during the quarter by $0.10 per share, this was due to one time items related to the sale of renewable energy credits and inventory valuation adjustments that benefited the 2009 fourth quarter by $0.13 per share. Absent these items, Specialty Papers performance improved during the quarter. In addition, we had a number of favorable tax developments during the quarter that impacted earnings per share by $0.09. I will speak to these developments in a minute.

We continue to make progress with the profitability of our Composite Fibers business, which added $0.02 to earnings during this quarter. And our airlaid business was slightly diluted when considering the impact of interest expense.

Looking a little deeper into Specialty Papers results, operating income declined by $6.2 million. However, as shown on slide six, the comparison with 2009 is affected by two nonrecurring items. Specifically the 2009 fourth quarter operating income benefited from $5.1 million of renewable energy credit sales in connection with the regulatory certification received at the end of 2009. The sale in the fourth quarter of last year was for credits generated during 2008 and 2009.

The fourth quarter last year also included a $3.1 million favorable LIFO inventory valuation adjustment. Normalized to exclude these items, Specialty Papers results improved by $1.6 million; largely due to the benefit from higher selling prices, partially offset by higher raw material costs.

Specialty Papers net sales totaled $208.8 million, an increase of over 6%, driven by higher selling prices across each of our market segment. Specialty paper shipments in the quarter-to-quarter comparison increased 3.1%, while the broader uncoated free sheet market was down 5.3%. Our trend of outperforming this market measure continued this quarter.

Growth in shipments was led by an 11% increase in the carbonless and forms market segment. This included a 32% increase in uncoated specialties. Shipments of carbonless rolls were down only 3.8%, and carbonless sheet shipments were flat, which is better than the market decline rates for these products. We continue to have success with our new business development issues in this market segment.

Book publishing shipments were up 2%, as a strong quarter in trade book and print on-demand products more than offset the effect of shifting away from less-profitable commercial printing grades. Volume and envelopes were down around 4% in comparison, and engineered products were off slightly.

From a cost perspective, higher raw material and energy costs hurt operating results by $5 million. Input costs were up almost across the board, with the most significant increases in purchase pulp prices. Operationally, Specialty Papers facilities generally ran well this quarter and once again at capacity, with the exception of our normal downtime over the Christmas holiday.

Moving to the Composite Fibers business on slide 7, this business unit had a solid quarter and an outstanding year in 2010. In the fourth quarter this business reported operating income of $8 million, an increase of 14%, from the 2009 fourth quarter. For the full year, Composite Fibers earned $33 million, compared with $22 million in 2009, a 50% increase. During 2010, this business substantially grew shipments in revenue, had success with implementing continuous improvement initiatives and significantly expanded margins.

From a revenue standpoint Composite Fibers had a strong quarter, with shipments and net sales on a constant currency basis, both increasing by 13%. The increase in shipments reflects stronger demand from each of the markets served by this business and from all key regions of the world.

Shipments in food and beverage increased approximately 16% year-over-year as a result of improved demand and share growth in key regions like Russia and Asia. For the full year, shipments in this market increased 9%, and we see continuing opportunities for growth in both tea products and single-serve coffee applications.

Composite laminate shipments increased 18% in the quarter and were up 20% for the full year, reflecting our market-share gains, continuing penetration of markets in Asia, and the ongoing economic recovery in Europe. Metallized increased 6.5% and were up 12% for the year as we further penetrated the Russian markets, brought new products to the market, and successfully diversified our product offering. And technical specialties increased 4% and 27% for the year as we brought new products to this market and benefited from the economic recovery.

Operationally Composite Fibers facilities had a good quarter and our continuous improvement efforts are generating on going benefits both by expanding capacity and reducing costs. These initiatives almost completely offset the impact of higher raw material and energy costs during the quarter.

Turning to slide eight, advanced airlaid materials shipping volumes decreased 10% compared to third quarter of 2010, due to the lower market demand, which caused downtime in our Canadian facility. Operating profit totaled $1.1 million this quarter, with increased selling prices adding $1.3 million to operating profit compared to the third quarter, but this was offset by the impact of the lower shipping volume and related downtime.

As we mentioned during our third quarter conference call, we are aggressively implementing a number of initiatives designed to ensure we improve the profitability of this business.

This includes i) executing detailed continuous improvement projects to reduce waste, increase up-time efficiency and standardized quality specifications between mills. ii) reducing inefficiencies and performance volatility at the Gatineau facility, iii) continuing our focus on new business development and innovation to improve capacity utilization. And finally, implementing aggressive cost control measures.

Now on a more positive note, we continue to see operating improvement in our Falkenhagen facility, led by the successful ramp-up of the new line.

Returning to our consolidated view of the Company, slide nine outlines a few other items for Q4. My comments will focus on the tax rate for the quarter. During the fourth quarter, we recorded a tax benefit of $3.8 million, even though we had pre-tax income of $11.4 million.

This slide outlines drivers of that change, which was largely due to recording a full year of research and development credits during the quarter due to the tax legislation passed in late 2010. And a $3.5 million benefit from the reversal of reserves, primarily due to the expiration of statute of limitations on several of our tax positions. For 2011, we expect our effective tax rate to be approximately 30%.

As you see on slide 10, we had another strong year of free cash flow and generation, with $31 million in the fourth quarter, and $132 million for the year. We expected to receive a refund during the fourth quarter of $17.8 million related to the cellulosic biofuel credit, but that was not received until the first quarter of 2011. Capital expenditures totaled $37 million in 2010, compared with $26 million in 2009. Capital expenditures are expected to be $60 million to $65 million, for 2011, compared with total depreciation expense of approximately $68 million.

Despite the 2010 Concert acquisition, our balance sheet remains quite strong, as slide 11 summarizes. We finished the year with $96 million of cash, and over $200 million available under our revolving credit facility, and our leverage remains on the low side.

Finally, I want to comment on the status of our pension plans, which is outlined on slide 12. As you may be aware, our pension expense has increased dramatically over the last few years. In 2008 we recognized $16 million of pre-tax income from our pension plans. But due to the severe market declines in 2008, this flipped to pension expense of $7 million in 2009 and $9 million for 2010.

However as shown on the slide, we have remained over funded during this period. Our service and interest costs remain less than our expected return on planned assets, and most importantly, we have not had to make cash contributions to our qualified plans over this period. And we do not expect to have to make contributions for the foreseeable future. This concludes my comments. I will turn the call back to Dante.

Dante Parrini - Glatfelter — President

Thank you, John. Before we open the call for questions, I’d would like to provide a few comments on our outlook for the quarter, we well as for the broader business. We are seeing favorable market conditions across all of our businesses during the first quarter, including a healthy rebound in the airlaid markets. While we are expecting raw material and energy costs to be up slightly in the first quarter compared to the fourth quarter, there clearly is inflationary pressure building that could impact our business beyond Q1.

We’ve demonstrated that Specialty Papers is a substantial niche player in the uncoated free sheet market, whose shipments have out performed the industry since 2005. This business has grown earnings for six consecutive years and is positioned to generate substantial free cash flow by leveraging its flexible assets, improving capabilities in new product and new business development. And we will persist at aggressively managing our cost structure through our well-established continuous improvement initiatives.

We’ve established Composite Fibers as a world leader in materials for the tea and coffee industry, metallized labels and packaging, laminate furniture and flooring and electrical markets. We bring superior quality and innovation to these markets, and with categories such as tea and coffee growing at 5% per year globally, I believe we are well-positioned with the largest customers in the world to continue the earnings growth of this business.

And during 2010, we successfully acquired the world leader in disposable absorbent materials for the hygiene and consumers products markets. These markets are growing at approximately 6% per year. While the initial results of this business were below expectations, we have a proven track record of building world-leading highly-respected specialty businesses. I’m confident we will do the same with advanced airlaid materials business and that it will contribute meaningfully to our earnings and cash flows in the future.

Overall 2010 was a very good year for Glatfelter, both from an earnings and a cash flow perspective. We’ve also moved from a Company with very low and inconsistent cash flow to a Company with substantial and much steadier cash flow. And we have a great balance sheet with plenty of capacity to make smart investments. I believe we’re well-positioned to create substantial value for our shareholders and reward them for their trust and confidence.

Lastly, it’s a great honor to be leading Glatfelter, and I’m excited about the opportunities to build a stronger, more valuable Company together with all 4,300 Glatfelter people around the world in 2011, and beyond. At this time I would like to open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)We will pause for just a moment to compile the Q&A roster. Your first question is from the line of James Armstrong with Credit Suisse.

James Armstrong - Credit Suiise — Analyst

Good morning.

Dante Parrini - Glatfelter — President

Good morning, James.

James Armstrong - Credit Suiise — Analyst

First question is on the airlaid segment. I saw that realizations per ton jumped pretty significantly in the segment. Can you help out with what is causing that and whether or not that realization improvement will continue into next year?

Dante Parrini - Glatfelter — President

Sure, James. As you may remember, there are contracts in that business that have cost pass-through arrangements embedded in them. And as we moved through 2010 we saw a rapidly-rising input cost, and in some cases there are delays in the pass-through by about one quarter. So during the fourth quarter, input costs didn’t rise all that much from Q3, but we did see the catch-up of some of the pass -throughs on the pricing. So we were able to realize higher selling prices as part of those contracts.

And we would expect in Q1 of this year that input costs are relatively flat, so we don’t have necessarily increasing pricing, but we should be able to sustain the pricing that we do realize for Q4. We also announced a price increase on some non-contract business late in 2009 that on average was about 5% and we would expect we would begin to realize that in Q1, but it would phase in as we move through the first half of 2011. Will that 5% flow through to your contract business, as well, and how much of your business is under contract? I would say about 80% of the business is under contract. There are contractual arrangement for some price changes in that business. But certainly the 5% I was speaking of was related to the other 20% of our business.

James Armstrong - Credit Suiise — Analyst

Perfect. Then on the cost side, you talked about some cost inflation. Where are you seeing the most cost inflation? And are there any segments that will be impacted more than others?

John Jacunski - Glatfelter — CFO

I would say that cost inflation is not real significant in Q1, although we are seeing it in a number of different products. We are seeing it in wood, and things like starch, and caustic. But it’s pretty broad based, but I wouldn’t say it’s rising rapidly. I think the — beyond Q1, we will have to see how things develop. There is clearly inflation pressure out there, but we are not certain what the impact will be beyond Q1 at this point. I would say that airlaid, as I mentioned, the input costs we expect to be relatively flat for Q1 versus Q4, but in both Composite Fibers and Specialty Papers we’d expect slight increases.

James Armstrong - Credit Suiise — Analyst

Okay, thank you very much.

John Jacunski - Glatfelter — CFO

Certainly.

Operator

Your next question comes from the line of Mark Wilde with Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

Thanks. Is it possible, John, to get a sense of what you estimate the accretion, if any, from Concert was in 2010?

John Jacunski - Glatfelter — CFO

2010, I think there is a slide in our — in the appendix of our deck that would show it was about $0.05 dilutive.

Mark Wilde - Deutsche Bank — Analyst

Okay.

John Jacunski - Glatfelter — CFO

So we had about $0.07 of operating income, and then we had about $0.12 of related interest,, so net would have been about a 5-cent dilutive.

Mark Wilde - Deutsche Bank — Analyst

Just to dig in a little further on airlaid, I’m a little bit puzzled by the — I’ve heard you say two different things. One that there was low market demand for airlaid, and then the second thing is that you had some operating problems up in Canada. So can you just give us an order of magnitude impact from both of those issues?

Dante Parrini - Glatfelter — President

Sure, Mark, this is Dante. I’ll start and perhaps John may want to add additional detail. But the weak demand turned up in Q4, which caused us to take downtime. And as you can appreciate, in any of these facilities, when you are taking downtime, it has a negative impact on our cost structure and disruptive to crewing and change-offs and all the other related costs that come with taking these assets down.

Going back to the performance for the year, we were very pleased that we had 18% volume growth year-over-year, and that we far outpaced the broader market, and we found that to be encouraging.

With the addition of the third line of Falkenhagen, this business unit had added substantial capacity to the market and I think our teams did a masterful job at finding ways to utilize in a very short period of time in a way that was outstripping market growth. So we did experience some share gains in our opinion. In terms of the economic impact, John, do you want to share with Mark our assessment of how that affected Q4?

John Jacunski - Glatfelter — CFO

Sure. As we mentioned, we had selling prices rise about $1.3 million, the impact of the lower volume and the downtime we estimated at about $1.1 million, so the balance of the variance would be about $300,000. That is reflective of some of the operating issues we that spoke of.

Mark Wilde - Deutsche Bank — Analyst

Okay, and ‘m just curious, Dante, you’ve got 80% of this business under contract. This is mostly going to fem hygiene, which I would think that would be a pretty stable market. So I’m just trying to understand was this an inventory correction by some of your customers or what exactly would lead to a drop in demands like this? Should we expect more of this kind of volatility going forward?

Dante Parrini - Glatfelter — President

Sure. I would say that Q4 was more of a cooling down and perhaps some year-end adjustments on working capital. We do have another — a large competitor who is public company and they disclosed that they experienced I think 11% year-over-year decline demand in Q4. So I would say that was representative of broader industry behavior.

In terms of what we are seeing in Q1, we stated earlier we are optimistic that we’ve seen a nice recovery so far at the beginning of the quarter. There will be some seasonality through the course of the year that may be more related to inventory adjustments and where products are being shipped to, certain regions of the world have faster much growth rates than others.

Mark Wilde - Deutsche Bank — Analyst

Yes, I know, Dante, as you tried to fill that third machine out over in Germany, that you probably moved tonnage into some markets that you don’t want to be in over the long-term, that aren’t probably as profitable as others. How long will that process take, do you think, and what’s the financial impact from that?

Dante Parrini - Glatfelter — President

I would say that our airlaid business is not as similar to what the North American uncoated free sheet business would be, whereby I think you were implying there maybe some less attractive filler ton grades that maybe in our mix as we’re looking to fully utilize the assets.

The specialized nature of the assets, the qualification periods, et cetera, don’t necessarily lend themselves very well to that level of flexibility and movement. So I wouldn’t categorize our portfolio as something that’s cluttered with a lot of low-enders that won’t be in our mix over the intermediate- to longer-term.

Mark Wilde - Deutsche Bank — Analyst

So there is no lift over the next few years as you optimize your customer mix or whatever on the new tonnage?

Dante Parrini - Glatfelter — President

Well I think there’s a lot of upside over the next few years because we’re not operating at full capacity. In 2010, we operated about 78% capacity or so. So we have got plenty of upside for us to continue with our new business development and new product development initiatives, and our leading position in our fem-hy and some of the consumer product categories I think gives us a unique opportunity to continue to utilize this capacity perhaps more affectively and quickly than others.

I would also say that this business was not used to the Glatfelter business system and more specifically, utilizing our tools related to continuous improvement. You’ve heard us talk about this now for a number of years. It’s demonstrated throughout the performance in Specialty Papers and Composite Fibers. I think one of the reasons why specialty papers had six consecutive years of earnings growth was in large part due to our CI efforts. Our CI professionals are working with our colleagues the advanced airlaid material, we’re teaching the philosophies, embedding that tools. As you can appreciate, that takes time, but we are starting to see that take root and we see that as another opportunity to create some upside for this business.

Mark Wilde - Deutsche Bank — Analyst

Couple of other questions, just in terms of raw material costs over in the composite — actually in both of business, both in Composite Fibers and in Specialty Papers. Can you talk about how you can move price relative to how your cost may move this year, just based on what we see right now?

Dante Parrini - Glatfelter — President

Yes, I’ll start then I’ll invite John to offer any other perspectives that he may have. The answer is somewhat different by business unit, so, as you may know, in Specialty Papers in North America, we play an important role in regions and niches. There are some large players in the uncoated free sheet space that will typically take a lead on pricing movements in some of our engineered products and ones that are more highly crafted and more technically sophisticated, we do adjust pricing with consultation with our customers, of course, outside of major market movements.

When it comes to Composite Fibers, it’s a little bit different, again, smaller niches around the world, But we are the leader in the vast majority of the markets where we participate so we have an opportunity to gain the broadest purview, have an understanding of major market movements and then assert ourselves as leaders in a way that we think is fair and reasonable and responsible.

Mark Wilde - Deutsche Bank — Analyst

John did you want to add anything to that?

John Jacunski - Glatfelter — CFO

No, I think that about covers it.

Mark Wilde - Deutsche Bank — Analyst

Okay,. Then I wanted to just turn to CapEx, that $65 million number is moving up towards the new depreciation number, and I was a little bit surprised by that, only because you’ve got the new machine and slat capacity in Germany — yes, on the airlaid in Germany. You just did the machine rebuild a year or two ago at the composite fiber business.

So I’m a little — I would like to know where the incremental capital is going to be going in 2011. Because it doesn’t seem to me there should be any big obvious capital holes in the portfolio right now.

John Jacunski - Glatfelter — CFO

Mark, we spent, in 2009, we spent $26 million, in 2010 we spent about $36 million. We pulled back significantly due to the economic circumstances and the uncertainty around how the economy would develop and in 2010, we didn’t have a lot of investments beyond our normal maintenance capital. So for two years now we have been very lean on our capital spend, and we see a number of opportunities to invest both in cost reduction-type programs, as well as some smaller investments that will help produce some incremental capacity for us.

So we’ve got on the order of $25 million of investments that are related to both cost reduction and creating some incremental capacity. We also have a little bit of increased maintenance spend. So that’s generally nature of what we are doing, but certainly these are projects that we expect will have very quick paybacks and help to improve our earnings.

Mark Wilde - Deutsche Bank — Analyst

So where, John, just for example, where are you going to pick up incremental capacity?

John Jacunski - Glatfelter — CFO

We have some investments in our Composite Fibers business that can allow us to create some incremental capacity. That’s largely where those investments are targeted. In Specialty Papers, we are not really investing for capacity expansion, it’s generally more for cost reduction. We have s number of investments in Specialty Papers to do just that.

We also have some investments in Composite Fibers for cost reduction as well. These are things that will — these are investments that will help us streamline production, reduce waste, and, again, they have very quick payback. I think the capital we are spending is a reflection of very low capital spend in 2009, 2010, and opportunities we see to reduce costs.

Mark Wilde - Deutsche Bank — Analyst

Okay. Then the final question I have is just, I think in terms of trying to kind of unwind the numbers over the past couple of fourth quarters, last year we had, as you pointed out, LIPO, but we also had the RECs. This year, there are some big tax issues here. Going forward, as we look through 2011, is there anything else that you can see on the horizon that you might want to call out ahead of time?

John Jacunski - Glatfelter — CFO

Mark, excuse me, fist off, I would much rather be in a position where we are providing favorable earnings news.

Mark Wilde - Deutsche Bank — Analyst

Yes, okay, alright.

John Jacunski - Glatfelter — CFO

With the ability to solve RECs, get the RECs treated as tier-1-type RECs, had a substantial increase in value. This year, having the benefit of some tax positions that had some risk to them, we had to book reserves on these in prior periods and being able to bring that in to the P&L, I don’t view as negative. What I would say is, and I want to address —

Mark Wilde - Deutsche Bank — Analyst

I’m not raising it as negative. I’m really just raising it as in terms of helping us to be able to make some projections but the underlying business.

John Jacunski - Glatfelter — CFO

Sure, and I’d just like to address a couple of other things, because I know that if you look at our — we have a slide in the appendix to our investor materials, that would show Q4 2008 at $0.30, Q4 2009 at $0.33and Q4 2010 at $0.31, and it doesn’t look like earnings have improved. They look pretty flat. Which you have to consider the pension situation.

So our pension, we — and our cost has increased on an earnings per share basis, by about $0.09 a quarter from 2008 to 2010. So the earnings for fourth quarter 2010, if we are able to go back to the way the pension was in 2008 it would have been $0.40. And the reason why we have this pension expense is because of the market declines in 2008 that are amortized into the future, our plans remain funded.

Now getting to your more specific question about one-time items in 2011, we don’t see any specific one-time items for this year. Certainly we could have a lower tax rate than 30% if we have a similar situation where reserves are able to be released because audits are concluded or statute of limitations are lapsed. But I don’t have anything at this point that I would call out to you.

Mark Wilde - Deutsche Bank — Analyst

Okay. All right, fair enough. I’ll turn it over.

Operator

(Operator Instructions)Your next question is from the line of Phil Kenny from Nomura.

Phil Kenny - Nomura — Analyst

Hi, just going back to the airlaid business and thinking about 2010 generally, versus what the business was doing in 2009, I was under the impression that it did $25 million to $30 million EBITDA in 2009, and we are about half that level in 2010. Can you just talk about why that is, is that mostly because of the 78% operating rates? Or are there other factors?

Dante Parrini - Glatfelter — President

This is Dante, and I’ll invite John to add more detail. 2009 the business did $25 million of EBITDA. 2010, on a full-year basis, keeping in mind we acquired it in the middle of February, is about $13 million.

So if you are trying to create a bridge from 2009 to 2010, we had about $5 million of unfavorable currency movements, about $6 million was the impact of the cost inflation and the lag on the pass-through that John made reference to while answering a previous question. Another $1.5 million or so on the step up after the acquisition, and that’s how you get whole with 2009. John, do you have anything to add there?

John Jacunski - Glatfelter — CFO

No, I think those are the right components, the last piece, the $1.5 million step-up is related to the impact to inventory of purchase accounting and having to write up that to fair value. But there were significant movements in currency, particularly the Canadian dollar, and that had a negative impact on the results.

Dante Parrini - Glatfelter — President

The last comment I will offer is that we did grow our volumes 18% during the course of 2010 versus 2009, however a number of the operational difficulties that we experienced both in Germany and Canada in large part offset the economic benefit of the volume growth. I’m pleased to report we’ve made consistent progress through the course of 2010 at both facilities, very pleased with the new line in Falkenhagen,, Germany, and that facility is trending with key operating metrics.

We’ve made progress in Gatineau, although that work is not yet complete and we are going to continue to focus our efforts on improving the performance of that facility so that the hard work that’s generated by creating this volume growth translates to bottom-line impact.

Phil Kenny - Nomura — Analyst

That’s really helpful. What are the current operating rates there? In the airlaid business?

Dante Parrini - Glatfelter — President

So, as I said earlier, in 2010, we operated about 78% of our capacity within the business unit, maybe a little higher. Don’t necessarily want to get into specifics by facility, but I think it’s fair to say that the majority of the available capacity is in Canada.

Phil Kenny - Nomura — Analyst

But as of today, are you operating higher than that?

John Jacunski - Glatfelter — CFO

We are operating slightly higher than what our run rate for 2010 would have been, Phil. The volume as you go through the year improved a little bit, so we might be slightly higher but that’s about it.

Phil Kenny - Nomura — Analyst

Okay. Can you talk about your margin targets in that business? — targets in that business?

Dante Parrini - Glatfelter — President

We haven’t made publicly-stated margin targets for that business. But certainly the margins they had in 2009 prior to our acquisition is certainly a reasonable target.

Phil Kenny - Nomura — Analyst

Okay. On then on the pension side, when is this amortization of prior service and actuarial costs going to run off?

John Jacunski - Glatfelter — CFO

It takes a while. So the way the accounting rules work, you amortize over the remaining service life of the individual. So it’s going to take a number of years for to it run off. The other piece of it is it’s not just the impact of the investment returns, but also the discount rate has continued to decline, even declined in 2010. So as — if interest rates turn around, we would see the opposite effect that would eat into that. But it’s — we are talking three or four years.

Phil Kenny - Nomura — Analyst

Okay. Thanks.

Dante Parrini - Glatfelter — President

Sure. Okay. Are we set?

Operator

You do have a follow-up question from Mark Wilde with Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

I just want to come back on that airlaid for one more shot. The incremental capacity that came up was in Germany, but the slack, you are saying, is all in Canada right now, or primarily in Canada?

Dante Parrini - Glatfelter — President

Sure let me clarify that, Mark. I don’t think it’s the correct analysis to look at it machine by machine, or necessarily facility by facility, because the work that we’ve been doing is to get products qualified on multiple machines and leverage the combination of all five assets in a way that’s most efficient and provides the most flexibility and response-of-service customers.

So line three, we wanted to get other products qualified, other customers qualified so may move things from lines one or two, and we may move things from Canada to Germany and vice versa.

So I would say that four of the five machines we have are all the same design and the fifth one is a slightly different make, which is in Canada, which also changes the flexibility of moving products from one machine to the next, and that’s why I think we have a little bit more available capacity in Canada than we do in Germany right now.

Mark Wilde - Deutsche Bank — Analyst

Okay. Dante, if I can ask, has there been any change in any customer relationships during the fourth quarter or the first part of this year?

Dante Parrini - Glatfelter — President

No.

Mark Wilde - Deutsche Bank — Analyst

Okay. Very good.

Dante Parrini - Glatfelter — President

Again, I would just — I would refer you to the fact that our volumes grew 18% year-over-year in 2010.

Mark Wilde - Deutsche Bank — Analyst

Alright. Good enough, thanks, guys, good luck.

Dante Parrini - Glatfelter — President

Thank you.

Operator

There are no further questions at this time. I would like to turn the call back over to Dante for any closing remarks.

Dante Parrini - Glatfelter — President

Okay. Well, thank you again for joining us today. We appreciate your questions and your interest in Glatfelter. I look forward to speaking with you again after our first quarter. Have a great day.

Operator

This concludes today’s conference call, you may now disconnect.